Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Numbers 333-141257-01 and 333-176157-01) and on Form S-8 (File Numbers 333-181483-01, 333-148926 and 333-112109) of Boston Properties Limited Partnership of our report dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes to the Company’s reportable segments disclosed in Note 14, as to which the date is June 3, 2014, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting which appear in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, MA

June 3, 2014